Exhibit 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT, made and entered into as of the 25th day of April 2016, by and between LaSalle Hotel Properties, a Maryland real estate investment trust (together with its successors and assigns permitted under this Agreement (the “Company”), and Kenneth G. Fuller (the “Executive”) (this “Agreement”).
WITNESSETH:
WHEREAS, the Company and the Executive wish to enter into an agreement that provides benefits to the Executive in the event of certain terminations of the Executive’s employment with the Company on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.

(a)	“Board” shall mean the Board of Trustees of the Company.
(b)“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that: (i) the Executive is accused of engaging in conduct which is a felony under the laws of the United States or any state or political subdivision thereof; (ii) the Executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud; (iii) the Executive breached his obligations or covenants under Section 4 of this Agreement in any material respect; or (iv) the Executive materially failed to follow a proper and legal directive of the Board or the Chief Executive Officer of the Company within the scope of the Executive’s duties (which shall be capable of being performed by the Executive with reasonable effort) after written notice from the Board or the Chief Executive Officer, as applicable, advising of such failure and specifying the performance required and Executive’s failure to perform within 30 days after such notice. For purposes of Section 1(b), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith or if the result thereof would be unethical or illegal.
(c)“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

(1)
any “person” as such term is used in Section 3(a)(9) of the Exchange Act (as defined below), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company;

(2)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new Trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or (4) of this Section 1(c) or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(4)
there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

(d)“Date of Termination” shall mean the effective date of the termination of the Executive’s employment.
(e)“Earned Bonus” shall mean the average bonus paid for the three most recent fiscal years pro rated for the portion of the year elapsed. If the calculation is as of a time after the end of a fiscal year but prior to the actual payment of the bonus for such fiscal year, then the Earned Bonus shall mean (i) 100% of the average bonus paid for the three most recent fiscal years plus (ii) the average bonus paid for the three most recent fiscal years pro rated for the portion of the then current year elapsed. If, at the time of calculation of Earned Bonus, Executive shall not have been employed with the Company long enough to have been eligible to receive a bonus for three fiscal years, then the target bonus amount established by the Company’s board of trustees or the compensation committee thereof shall be deemed to be the bonus paid for such year or years for which Executive was not so employed. For example, if the calculation were as of February 15, 2013, and the Company had not then paid a bonus for fiscal year 2013, then the Earned Bonus would be (i) the average of (x) the bonus paid for fiscal year 2011, (y) the target bonus for 2012 and (z) the target bonus for 2012 plus (ii) the foregoing average pro rated for the portion of 2013 then elapsed.
(f)“Effective Date” shall mean the date of this Agreement set forth above.
(g)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h)“Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control: (i) any material reduction of the Executive’s base salary or material reduction of the Executive’s target bonus as a percentage of base salary; (ii) any material adverse change in the Executive’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a Reporting Lodging REIT (as defined below); (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report including, without limitation, any material diminution that results from a transaction pursuant to which the Company ceases to be a Reporting Lodging REIT; or (iv) relocation of the Company’s headquarters and/or the Executive’s regular work address of more than 50 miles, which causes an increase in Executive’s regular commute from his residence. The parties acknowledge that a significant part of the duties and responsibilities of the Executive, and of the supervisor to whom the Executive may be required to report, as applicable, derives from the fact that the Company is a reporting company under Section 12 of the Exchange Act.
(i)“Reporting Lodging REIT” shall mean a lodging or hospitality company that is qualified as a real estate investment trust for purposes of federal income taxation, that is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and that has shares of common equity listed on a securities exchange registered as a national securities exchange pursuant to Section 6 of the Exchange Act.

2.	Term.
The Term of this Agreement shall commence on the Effective Date and end on the third anniversary of such Effective Date and shall be automatically renewed on an annual basis unless the Board provides notice to the Executive six months prior to the date this Agreement is automatically renewed; provided, however, that (i) if a Change in Control is initiated during such period, the Term shall end on the later of such third anniversary of the Effective Date or one day after the first anniversary of such Change in Control occurs, and (ii) the Term may be terminated earlier as provided in Section 3 below. Notwithstanding, in the event the Executive is entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the Term.

3.	Termination of Employment.
(a)Termination of Employment by the Company for Cause. The Company may terminate the Executive’s employment for Cause during the Term upon written notice to the Executive. If the Executive’s employment is so terminated by the Company, the Term shall end as of the Date of Termination and the Executive shall thereupon be entitled solely to the following:

(1)
base salary, and accrued vacation time (if any) earned but not paid prior to the Date of Termination, payable in a lump sum in accordance with the regular withholding practices of the Company as in effect from time to time, within two business days after the Executive’s termination of employment; and

(2)	such other benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company;
provided; however, that in the event the Executive is terminated as a result of subsection (1)(b)(i) and the Executive is subsequently acquitted of the act or acts referred to therein, then Executive shall be deemed to have been terminated without Cause as of the date he was originally terminated.
(b)Termination of Employment by the Company Without Cause. The Company may terminate the Executive’s employment without Cause during the Term upon written notice to the Executive. If the Executive’s employment is so terminated by the Company in connection with or within one year after a Change in Control, the Executive shall thereupon be entitled to the following:

(1)
base salary, Earned Bonus and accrued vacation time (if any) earned but not paid prior to the Date of Termination, payable in a lump sum in accordance with the regular withholding practices of the Company as in effect from time to time, within two business days after the Executive’s termination of employment;

(2)
a cash amount equal to the product of 2.0 times the sum of (x) the Executive’s annual base salary (based on the annual base salary in effect on the Date of Termination), plus (y) the average amount of the bonuses paid to the Executive with respect to the three most recent fiscal years ending before the Date of Termination (provided that if the termination occurs before the Executive shall have been employed long enough to have been eligible to receive a bonus for three fiscal years, then the target bonus amount established by the Company’s board of trustees or the compensation committee thereof shall be deemed to be the bonus paid for such year or years for which Executive was not so employed), payable in a lump sum in accordance with the regular withholding practices of the Company as in effect from time to time, within two business days after the Executive’s termination of employment;

(3)	payment of the premiums for continuation of then current health, dental, disability and life insurance benefits for a period of eighteen (18) months; and

(4)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.
If the Executive’s employment is so terminated by the Company without Cause, but there has not been any Change of Control, the Executive shall thereupon be entitled to: (i) same as (1) above; (ii) sum of (x) the Executive’s annual base salary (based on the annual base salary in effect on the Date of Termination), plus (y) six months of the average amount of the bonuses paid to the Executive with respect to the three most recent fiscal years ending before the Date of Termination (provided that if the termination occurs before the Executive shall have been employed long enough to have been eligible to receive a bonus for three fiscal years, then the target bonus amount established by the Company’s board of trustees or the compensation committee thereof shall be deemed to be the bonus paid for such year or years for which Executive was not so employed), payable in a lump sum in accordance with the regular withholding practices of the Company as in effect from time to time, within two business days after the Executive’s termination of employment; (iii) payment of the premiums for continuation of then current health, dental, disability and life insurance benefits for one year; and (iv) same as (4) above.
(c)Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason during the Term upon at least 30 days’ prior written notice to the Company which specifically identifies the basis for such Good Reason. The Company shall have 30 days to remedy the condition and not be required to pay any amount of severance hereunder. The Executive’s employment shall terminate upon the date specified in his notice of termination. If the Company disputes the existence of Good Reason, the issue of whether Good Reason exists shall promptly be submitted to arbitration in accordance with Section 13. If the arbitrator or arbitrators conclude that Good Reason does not exist, the Executive shall be treated as having terminated his employment hereunder without Good Reason on the date specified in his notice of termination. Upon the termination of the Executive’s employment by the Executive for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in the second sentence of Section 3(b) above; provided, however, that if the Executive terminates his employment for Good Reason based on a material reduction in his annual base salary, then the annual base salary to be used in determining the salary payments in accordance with Section 3(b)(2) above shall be the annual base salary in effect immediately prior to such reduction.
(d)Voluntary Termination of Employment by the Executive Without Good Reason. If the Executive voluntarily terminates his employment without Good Reason during the Term, the Executive shall thereupon be entitled to the same payments and benefits as provided in Section 3(a) above. A termination of the Executive’s employment under this Section 3(d) shall be effective upon 30 days’ prior written notice to the Company and shall not be deemed a breach of this Agreement.
(e)Stay Bonus. If a Change in Control occurs during the Term, and if the Executive is still employed by the Company on the first anniversary of such Change in Control, the Executive shall thereupon be entitled to a cash bonus payment equal to the product of 0.5 times the sum of (x) the Executive’s annual base salary (based on the annual base salary in effect on such anniversary), plus (y) the average amount of the bonuses paid to the Executive with respect to the three most recent fiscal years ending before such anniversary (provided that if the termination occurs before the Executive shall have been employed long enough to have been eligible to receive a bonus for three fiscal years, then the target bonus amount established by the Company’s board of trustees or the compensation committee thereof shall be deemed to be the bonus paid for such year or years for which Executive was not so employed), payable in a lump sum in accordance with the regular withholding practices of the Company as in effect from time to time, within two business days after such first anniversary. Notwithstanding the foregoing, the Executive shall not be entitled to receive such payment if, on or before such first anniversary of such Change in Control, the Executive is terminated for Cause, provides notice of resignation or becomes entitled to payment under Section 3(b) or 3(c) above.
(f)General Release by Executive. Notwithstanding any provision of this Agreement to the contrary, the Executive acknowledges and agrees that the obligation of the Company to pay any compensation and benefits under this Section 3 is expressly conditioned upon the Executive’s timely execution and non-revocation of an agreement to be bound by a general release of any and all claims against the Company, including those arising out of or relating to the Executive’s employment and termination of employment, which shall have become fully effective. Such general release shall be made in a form satisfactory to the Company and shall run to the Company, its affiliates and their respective officers, trustees, employees, agents, successors and assigns.

4.	Prohibited Activity.
(a)The Executive covenants and agrees that (i) during the Term, and (ii) during the period ending on the first anniversary of his Date of Termination, he shall not at any time, without the prior written consent of the Company, directly or indirectly, whether for his own account or as a shareholder, partner, joint venturer, employee, consultant, lender, advisor, and/or agent, of any person, firm, corporation, or other entity, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates or persons who have worked for the Company or any of such affiliates, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
(b)The Executive declares that the foregoing time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event any such time limitation is deemed to be unreasonable by any court of competent jurisdiction, the Executive agrees to the reduction of such time limitation to such period which such court shall deem reasonable.
(c)The Parties acknowledge that in the event of a breach or threatened breach of Section 4(a) or 4(b) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Section 4(a) or 4(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 4(a) or 4(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 4(a) or 4(b) above, including the recovery of damages.

5.	Assignability; Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations of the Company under this Agreement may not be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or reorganization in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company, and such assignee or transferee assumes the liabilities, obligations and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

6.	Representation.
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

7.	Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, subject to the occurrence of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

8.	Amendment or Waiver.
No provision in the Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company with the title of Executive Vice President or above. No waiver by any Party of any breach by another Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive and an authorized officer of the Company with the title of Executive Vice President or above.

9.	Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
10.    Survivorship.
The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
11.    Beneficiaries/References.
The Executive shall be entitled, to the extent permitted under any applicable law and under the terms of any applicable plan or program, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
12.    Governing Law/Jurisdiction.
This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Maryland without reference to principles of conflict of laws.
13.    Resolution of Disputes.
Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Bethesda, Maryland, in accordance with the rules and procedures of the American Arbitration Association (the “AAA”). The Company and the Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and the Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and the Executive are unable to agree on a third arbitrator within that period, then either the Company or the Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and the Executive. The Company will pay all expenses (including the reasonable expenses of the Executive, including his reasonable legal fees) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the Parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review, and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.
14.     Notices.

If to the Company:
LaSalle Hotel Properties 7550 Wisconsin Avenue, 10th Floor Bethesda, Maryland 20814 Telephone: 301-941-1500 Facsimile: 301-941-1553	All notices of termination must be in writing and be specific as to this Agreement and rationale or clause/section of this Agreement.
If to the Executive:
c/o LaSalle Hotel Properties 7550 Wisconsin Avenue, 10th Floor Bethesda, Maryland 20814
15.    Headings.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
16.    Mitigation.
Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and shall not be required to mitigate the amount of any such payment if he does obtain other employment and there shall be no mitigation by the Company of any such payment if he does obtain other employment.
17.    Counterparts.
This Agreement may be executed in two or more counterparts.
18.     Section 409A.
This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. Should any provision of this Agreement be found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring the Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to the Executive of the payments and other benefits under this Agreement.
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii)

the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LaSalle Hotel Properties

By:	/s/ Michael D. Barnello
Michael D. Barnello
Chief Executive Officer and President

/s/ Kenneth G. Fuller
Kenneth G. Fuller